Exhibit 10.27

August 21, 2012

Jeffry Keyes
6836 Citrine Drive
Carlsbad, CA 92008

Dear Jeff:

On behalf of Digirad Corporation, we are pleased to offer you the exempt position of Chief Financial Officer on a full-time basis. In this position you will report directly to Todd Clyde, President & Chief Executive Officer. Your agreed upon start date is Monday, September 10, 2012. Please report to Anna Soares in Human Resources for New Hire Orientation at 9:00a.m. on your first day. Anna's phone number is 858-726-1424.

Compensation: Your base pay will be $9,038.46 paid bi-weekly (which is equivalent to $235,000 annually), in accordance with Digirad's standard practices. In addition, you will be eligible for a performance bonus which pays up to 40% of your base salary upon achieving specific Company financial targets. This bonus program is prorated based on your date of hire for fiscal year 2012. The specific details of the bonus plan will be provided to you in a separate document.

As a material inducement for you to accept our offer of employment, the Company will grant to you 125,000 stock options from our inducement plan. The options will have a four (4) year vesting period with a one (1) year cliff vesting provision with monthly vesting thereafter. The stock options are subject to Board of Director approval.

Benefits: Digirad offers full-time employees a generous benefits package including: medical, dental and vision insurance coverage, 401(k) with company match, eight (8) holidays per year, and fifteen (15) days of paid time off (PTO), earned on an accrual basis. You will receive more information on these benefits after your start date. Employee benefits are subject to charge at the Company's sole discretion. You will become eligible for all health related insurance benefits as of the first of the month after your date of hire.

401(k): Digirad offers full-time employees a 401(k) Retirement Plan with company match. Digirad has adopted an Automatic Enrollment feature as part of the 401(k) Retirement Plan. You will be automatically enrolled at 3% upon your eligibility date. Eligibility to participate in the 401(k) begins on the first of the month following date of hire. Your contributions will be invested in the Principal Life Time investment option unless you elect a different investment option. If you wish to change your deferral percentage or investment option, you must log into www.principal.com after your hire date to make those changes. The maximum employer contribution is the IRS limit of $17,000 for 2012 with an employer match of 25% up to 31,000 per year.

Background Check and Drug Screening: Your employment is contingent upon the results of a satisfactory background check and drug screen. Please Nets: You cannot start working until you have successfully completed this process.

Keyes, J. Page 2

Employment with Digirad is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause or notice. Any contrary representations which may have been made or which may be made to you are superseded by this offer. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

In your position, you are required to execute an Employee Proprietary Information and Invention Assignment Agreement as a condition of employment. Please note that it is also a condition of your employment with Digirad that you will not disclose to Digirad, or use in the performance of your responsibilities at Digirad, any trade secret information of any former employer, unless you obtain written authorization for its disclosure and use. These documents are part of this offer letter and need to signed and returned at the same time.

If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions to or modifications of these terms would have to be in writing and signed by yourself and the CEO of Digirad. Please note that this offer of employment is contingent upon verification of application information, satisfactory references/background check, and the execution and return of all employment documents. Your employment pursuant to this offer is also subject to you providing Digirad with the legally required proof "original documents" of your identity and authorization to work in the United States within three days of commencing work.

Again, we look forward to your joining the Digirad team and believe this opportunity will provide you with a challenging and stimulating work environment. If you accept the above-described offer, please sign and return via the instructions provided. This offer, if not accepted, will expire at 5:00 PM (PST) on August 27, 2012. Please fax the signed documents to 866-973-8503.

Sincerely,

/s/ Teresa Melanson

Teresa Melanson
Director, Human Resources

This will acknowledge my acceptance of this offer of employment.

Signature  /s/ Jeffry Keyes
Printed Name    Jeffry Keyes
Date        8/21/12